Exhibit 99.1

COMBIMATRIX CORPORATION REPORTS

RESULTS FOR 2012 FOURTH QUARTER

Core Prenatal Testing Revenues Grew 161% Year-Over-Year in Fourth Quarter

IRVINE, California, February 28, 2013 (GLOBE NEWSWIRE) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company performing DNA-based testing services for cancer and developmental disorders, reported today that total revenues for the fourth quarter and full-year 2012, increased to $1.5 million and $5.4 million, respectively, up 18% and 15% from the fourth quarter and full-year 2011.  Revenues from the Company’s core prenatal testing markets in the fourth quarter grew by 161% over the corresponding period in 2011 and grew by more than 101% for full-year 2012 over the comparable prior year.  On a sequential basis, prenatal testing revenues in the 2012 fourth quarter grew by 76% over the 2012 third quarter.

As previously reported, the revenue growth in prenatal testing was driven by a 172% and 171% increase in billable test volumes quarter-over-quarter and year-over-year, respectively.  The Company performed a total of 1,595 billable diagnostic tests for 108 customers in the fourth quarter of 2012, compared to 1,318 tests for 103 customers in the fourth quarter of 2011. On an annual basis, billable test volumes for the full year grew 25% in 2012 to 5,787 from a total of 4,634 in 2011.

In 2012, the Company announced that it would direct resources to build on its advantageous position and success in the prenatal markets, while in oncology, it would focus almost exclusively on laboratory partnerships and de-emphasize direct oncology efforts.  Prenatal testing revenues in the fourth quarter and full-year 2012 were $791,000 and $2.0 million, respectively, as compared to $303,000 and $1.0 million in the comparable 2011 periods.

CombiMatrix President and Chief Executive Officer Judd Jessup said, “The growth in our core prenatal business continued to accelerate and exceeded our expectations in the fourth quarter.  That business was driven principally by miscarriage management testing, where we see a great deal of opportunity.  In addition, prenatal microarray testing volumes are also increasing as the seminal studies favorably comparing that technology to the current standard are becoming more widely accepted.”

Total operating expenses in the 2012 fourth quarter were $2.8 million, a reduction of 15% from the prior year fourth quarter total operating expenses of $3.2 million. The reduction was primarily due to the Company’s cost-cutting activities and organizational shift to focus resources more fully on its core prenatal markets.

The Company also announced on February 22, 2013 that Mark McDonough, currently the Company’s Chief Commercial Officer, will become Chief Executive Officer following the retirement of Judd Jessup, who has announced his retirement, effective March 15, 2013.

“The momentum we had at year-end is also continuing in the new year,” said McDonough, “We are continuing to refine our selling organization and approach to take advantage of the prenatal market opportunity, and we anticipate that the de-emphasized oncology business will stabilize soon — allowing for strong year-over-year top line growth in the entire Company for 2013.”

Net loss from continuing operations during the fourth quarter of 2012, including substantial non-cash charges, was $(3.8 million), or $(3.31) per basic and diluted share from continuing operations, compared to $(2.0 million), or $(1.87) per basic and diluted share from continuing operations in the fourth quarter of 2011.  Net loss from continuing operations for 2012 was $(9.5 million), or $(8.75) per basic and diluted share from continuing operations, compared to $(7.6 million), or $(8.01) per basic and diluted share from continuing operations for 2011.  The increases for all periods presented were primarily driven by non-cash warrant derivative charges of $2.4 million that were recognized during the fourth quarter of 2012, as a result of issuing warrants to certain investors in the Company’s Series A Preferred Stock financing, which closed in two tranches on October 1, 2012 and December 6, 2012.  Under generally accepted accounting principles, the warrants are classified as derivative liabilities at fair value, with changes to fair value recognized as non-operating credits or charges in the consolidated statements of operations.  Partially offsetting the increases in net loss for all periods presented were lower operating expenses resulting from the cost reduction efforts executed during the second quarter of 2012.

Cash and cash equivalents totaled $2.4 million as of December 31, 2012 vs. $6.4 million as of December 31, 2011.  Cash used in operating activities were $(1.4 million) and $(5.9 million) for the three and 12 months ended December 31 2012, respectively, compared to $(1.4 million) and $(6.5 million) for comparable periods in 2011.

Conference Call

CombiMatrix will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern) today to discuss the fourth quarter 2012 financial results.  To attend the presentation by phone, dial 1-888-395-3227 for domestic callers and 1-719-325-2215 for direct-dial or international callers. To listen to the call via CombiMatrix’s website, go to www.combimatrix.com in the Investor/Events section (http://investor.combimatrix.com/events.cfm). A replay of the presentation will be available following the presentation, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 3824098.

About CombiMatrix Corporation

CombiMatrix Corporation, through its wholly owned subsidiary, CombiMatrix Molecular Diagnostics, Inc. (CMDX), is a molecular diagnostics laboratory which offers DNA-based testing services to the prenatal, pediatric and oncology markets.  The Company performs genetic testing utilizing Microarray, FISH, PCR and G-Band Chromosome Analysis.  CMDX offers prenatal and pediatric testing services for the detection of abnormalities of genes at the DNA level beyond what can be identified through traditional technologies.  CMDX was also the first commercial clinical laboratory in the United States to make comprehensive DNA-based genomic analysis of solid tumors, including breast, colon, lung, prostate and brain tumors, available to oncology patients and medical professionals.  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, test menu expansion, services and reports development and attracting greater prenatal genetic screening business.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to:  our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests in both of our primary markets, develop and introduce new tests and related reports, optimize the reimbursements received for our testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, allow access to samples earlier in the testing continuum, steadily increase the size of our customer rosters in both developmental medicine and oncology; our ability to attract and retain a qualified sales force; rapid technological change in our markets; changes in demand for our future products; legislative, regulatory and competitive developments; general economic conditions; and various other factors.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Relations Contact:
R. Judd Jessup	John Baldissera
President & CEO, CombiMatrix Corporation	BPC Financial Marketing
Tel (949) 753-0624	Tel (800) 368-1217

Media Contact:
Len Hall
VP, Media Relations
Allen & Caron
Tel (949) 474-4300
len@allencaron.com

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
Revenues:
Diagnostic services	$1,426	$1,224	$4,975	$4,558
Clinical trial support services	—	—	195	—
Royalties	54	25	180	100
Total revenues	1,480	1,249	5,350	4,658
Operating expenses:
Cost of services	719	677	2,702	2,642
Research and development	297	361	1,400	1,366
Sales and marketing	574	754	2,596	2,715
General and administrative	1,104	1,391	5,378	5,567
Patent amortization and royalties	57	64	266	266
Total operating expenses	2,751	3,247	12,342	12,556
Operating loss	(1,271)	(1,998)	(6,992)	(7,898)
Other income (expenses):
Interest income	—	—	1	3
Interest expense	(160)	(6)	(179)	(20)
Warrant derivative charges	(2,357)	—	(2,357)	—
Total other (expense) income	(2,517)	(6)	(2,535)	(17)
Net loss from continuing operations	(3,788)	(2,004)	(9,527)	(7,915)
(Loss) income from discontinued operations	—	(2)	—	316
Net loss	$(3,788)	$(2,006)	$(9,527)	$(7,599)

Deemed dividends from issuing Series A convertible preferred stock	(617)	—	(617)	—
Series A convertible preferred stock dividends	(123)	—	(123)	—
Net loss attributable to common stockholders	$(4,528)	$(2,006)	$(10,267)	$(7,599)

Basic and diluted net loss per share from continuing operations	$(3.31)	$(1.87)	$(8.75)	$(8.01)
Basic and diluted net loss per share from discontinued operations	—	—	—	0.32
Deemed dividend associated with beneficial conversion of Series A preferred stock	(0.54)	—	(0.57)	—
Series A convertible preferred stock dividends	(0.11)	—	(0.11)	—
Basic and diluted net loss per share	$(3.96)	$(1.87)	$(9.43)	$(7.69)

Basic and diluted weighted average common shares outstanding	1,143,778	1,070,412	1,088,833	988,461

CONSOLIDATED BALANCE SHEET INFORMATION:

	December 31,	December 31,
	2012	2011

Total cash and cash equivalents	$2,372	$6,385
Total assets	$5,180	$9,448
Total liabilities	$5,905	$1,298
Total shareholders’ equity	$(1,119)	$8,150

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